Notice of Stock Appreciation Right Award Granted Under the
Amended and Restated Angi Inc. 2017 Stock and Annual Incentive Plan

Award Recipient:	[NAME]
Award:
Stock appreciation rights to acquire [NUMBER] shares of Angi Inc. common stock at an exercise price of $[EXERCISE PRICE] per share (“SARs”) under the Amended and Restated Angi Inc. 2017 Stock and Annual Incentive Plan (as amended from time to time, the “2017 Plan”). Capitalized terms used (but not defined) in this Award Notice shall have the meanings set forth in the 2017 Plan.

Grant Date:	[DATE] (the “Grant Date”)
Vesting Schedule:	Subject to your continued employment with Angi Inc. or any of its Subsidiaries, your SARs shall, subject to the provisions of the 2017 Plan, [VESTING SCHEDULE; MUST BE AT LEAST ONE YEAR FROM GRANT DATE UNLESS FALLS WITHIN AN EXCEPTION IN THE PLAN].
Expiration Date:	Except as otherwise provided in the 2017 Plan or the attached Terms and Conditions, once vested, your SARs will expire upon the earlier of: (i) the 90th day following a Termination of Employment for any reason other than death, Disability, Retirement or Cause, (ii) the one-year anniversary of a Termination of Employment due to death, Disability or Retirement, (iii) a Termination of Employment for Cause or (iv) the ten year anniversary of the Grant Date. Vested SARs not exercised before the applicable date set forth above will be forfeited and canceled in their entirety.
Impact of a Termination of Employment:	Except as otherwise provided in the 2017 Plan or the attached Terms and Conditions, upon a Termination of Employment: (i) your unvested SARs will be forfeited and canceled in their entirety and (ii) as described above, you will have a limited period to exercise your vested SARs.
Terms and Conditions:
Your SARs are subject to the attached Terms and Conditions hereto and to the 2017 Plan, which are incorporated herein by reference. Copies of these documents are available upon request from Angi Inc. Human Resources Department.
Without a complete review of these documents, you will not have a full understanding of all the material terms of your SARs.

Terms and Conditions for Stock Appreciation Rights Granted under the Amended and Restated Angi Inc. 2017 Stock and Annual Incentive Plan

Overview

These Terms and Conditions apply to the grant to you by Angi Inc. (the “Company”) pursuant to the Amended and Restated Angi Inc. 2017 Stock and Incentive Plan (as amended from time to time, the “Plan”) of stock appreciation rights (“SARs”), which are rights to participate in the appreciation in the value of a specified number of shares of Common Stock as set forth in your award notice (the “Award Notice” and together with these Terms and Conditions, the “Award Agreement”) at the exercise price per share set forth in the Award Notice. Unless earlier terminated pursuant to the terms of your Award Notice or the Plan, the SARs shall expire on the ten-year anniversary of your Award Date (the “Expiration Date”).

All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Plan.

Vesting and Continuous Service

Subject to this Award Agreement and the Plan, your SARs shall vest and become exercisable as set forth in your Award Notice. In order for your SARs to vest, you must be continuously employed by the Company or one of its Subsidiaries through the applicable vesting date.

Except as provided under “Change in Control” below, you immediately shall forfeit any unvested SARs at such time as you are no longer employed by the Company or one of its Subsidiaries, and such forfeited SARs shall be immediately canceled. Nothing in this Award Agreement or the Plan shall confer upon you any right to continue in the employ or service of the Company or any of its Subsidiaries or interfere in any way with their rights to terminate your employment or service at any time.

Exercise and Settlement of SARs

The portion of your SARs that is vested may be exercised by delivering to the Company or the agent selected by the Company to administer the Plan (the “Agent”) a written (including by way of electronic means) notice stating the number of whole shares with respect to which the SARs are to be exercised pursuant to this Award Agreement. Your SARs may not be exercised at any one time as to fewer than 100 shares (or such number of shares as to which the SARs are then exercisable if less than 100). Fractional share interests shall be disregarded except they may be accumulated.

In full settlement of the number of shares with respect to which the SARs are exercised, you shall be entitled to receive payment in an amount (the “Settlement Amount”) equal to the excess, if any, of the Fair Market Value as of the date prior to the date of exercise over the Exercise Price (as set forth in the Award Notice), multiplied by the number of SARs being exercised. Payment of the Settlement Amount shall be made in Shares, with a value (based on the Fair Market Value on the trading day immediately prior to the date of settlement) equal to the Settlement Amount.

Termination of Employment

Unless otherwise provided in this Award Agreement or the Plan, upon any Termination of Employment for any reason, any and all of your unvested SARs will be forfeited and canceled in their entirety. For the avoidance of doubt, a transfer of employment among the Company and its Subsidiaries, without any break in service, is not a Termination of Employment.

Notwithstanding anything herein to the contrary, if you incur a Termination of Employment for Cause or you resign in anticipation of being terminated by the Company for Cause or following any termination of your employment with the Company for any reason, the Company becomes aware that during the two (2) years prior to such Termination of Employment with the Company there was an event or circumstance that would have been grounds for termination for Cause, and the basis of any such termination (x) causes, caused or is reasonably likely to cause significant business or reputational harm to the Company or any of its Affiliates (as determined in the good faith discretion of the Board) or (y) involves or involved fraudulent misconduct that relates to or harms the Company or any of its Affiliates (the circumstances of either (x) or (y), the “Underlying Event”), then (A) all SARs, whether or not vested, held by you shall be immediately forfeited by you without consideration and cancelled and (B) if any portion of your SARs were settled after the Underlying Event, the Company shall be entitled to recover from you at any time within two (2) years after such settlement, and you shall pay over to the Company, any amounts realized as a result of the settlement. This remedy shall be without prejudice to, or waiver of, any other remedies the Company or its Subsidiaries or Affiliates may have in such event.

In the event of your Termination of Employment (other than a Termination of Employment for Cause), Section 5(i) of the Plan shall govern the exercisability and forfeiture of that portion of the SARs held by you, if any, which is vested at the time of such Termination of Employment.

Taxes and Withholding

No later than the date as of which an amount in respect of any SARs first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, the Company shall, to the extent permitted or required by law, withhold or otherwise deduct from such amount or any other payment of any kind otherwise due to you (either directly or indirectly through its agent) (including, e.g., via reduction of any amounts payable or any shares deliverable pursuant hereto), federal, state, local and foreign taxes of any kind required by law to be withheld. If for any reason the Company cannot do so, then you shall pay to the Company or make arrangements satisfactory to the Administrator regarding payment of any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Notwithstanding the foregoing, the Company shall be entitled to hold the shares issuable to you upon exercise of any SARs until the Company or an agent on the Company’s behalf has received from you (i) a duly executed Form W-9 or W-8, as applicable, and (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such SARs.

Change in Control

“Change in Control” is defined as set forth in the Plan. Except as otherwise provided in this Award Agreement or the Plan, in the event you cease to be employed by either the Company or any of its Subsidiaries within the two (2) year period following a Change in Control as a result of: (i) a termination by the Company other than for Cause or Disability or (ii) a resignation by you for Good Reason, then upon the occurrence of such event, 100% of your unvested SARs shall automatically vest. For the avoidance of doubt, the sale or disposition of the Subsidiary or division of the Company by which you are employed or for which you are performing services at the time of such sale or other disposition by the Company shall be considered a Termination of Employment (not a Change in Control) and shall be governed by the applicable provisions of this Award Agreement and the Plan; provided, that the

Committee or the Board may deem it appropriate to make an equitable adjustment to your SARs in such case.

Non-Transferability of SARs

Your SARs are non-transferable (including by way of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise) by you other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and your SARs may be exercised, during your lifetime, only by you or by your guardian or legal representative or any transferee described above.

No Rights as a Stockholder

Neither you nor any transferee of your SARs shall have rights as a stockholder of the Company (including the right to vote the shares underlying your SARs and the right to receive dividends) with respect to any shares covered by such SARs by virtue of your ownership of SARs.

Payment of Transfer Taxes, Fees and Other Expenses

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares acquired pursuant to exercise of any SARs, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith. Notwithstanding the foregoing, you shall be solely responsible for any other taxes (including, without limitation, federal, state, local or foreign income, social security, estate or excise taxes) that may be payable as a result of your exercise of any SARs and/or the sale, disposition or transfer of any Shares acquired upon the exercise of any SARs.

Conflicts and Interpretation

In the event of any conflict between this Award Agreement and the Plan, the Plan shall control; provided, that an action or provision that is permissive under the terms of the Plan, and required under this Award Agreement, shall not be deemed a conflict and this Award Agreement shall control. In the event of any ambiguity in this Award Agreement, or any matters as to which this Award Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to: (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

Data Protection

The acceptance of your SARs constitutes your authorization of the release from time to time to the Company, its Subsidiaries and/or Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your SARs and/or the Plan (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your SARs and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your SARs also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which the Company, your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.